Exhibit 99.1

Contact: Glen Y. Sato
Chief Financial Officer
Exelixis, Inc.
(650) 837-7565
gsato@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2001 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif.- May 14 - Exelixis, Inc., (Nasdaq:EXEL) today reported financial results for the quarter ended March 31, 2001. For the first quarter, Exelixis reported a net loss of approximately $9.8 million, or $0.22 per share, excluding non-cash charges for stock compensation expense and amortization of goodwill and intangibles. This compares to a net loss for the first quarter of 2000 of approximately $4.0 million, or $0.14 per share on a pro forma basis (i.e., assuming conversion of then outstanding preferred stock), excluding non-cash charges for stock compensation expense.

At March 31, 2001, cash, cash equivalents and short-term investments totaled approximately $108.0 million, compared to $112.6 million at December 31, 2000.

For the quarter ended March 31, 2001, total revenues increased to $7.7 million from $6.0 million for the same period of 2000. The increase was due primarily to increased payments due to milestones achieved and increases in funding under collaborations with Bayer Corporation, Pharmacia Corporation, Bristol Myers Squibb Company, Aventis CropScience SA and Dow AgroSciences LLC.

Research and development expense for the first quarter of 2001 were $15.7 million, excluding stock compensation expense of $1.2 million, compared to $7.7 million, excluding stock compensation expense of approximately $2.0 million for the equivalent period of 2000. The increase was due to the expansion of our research and development organization to support new collaborations and the significant build-out of our drug discovery organization. In the first quarter of 2001, general and administrative expense totaled $3.5 million, excluding stock compensation expense of $0.7 million, compared to $2.3 million, excluding stock compensation expense of approximately $1.3 million in the first quarter of 2000. The increase resulted primarily from additional staffing required to support the expanding research and development operations in addition to expenses associated with the responsibilities of being a public company.

Exelixis reports revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 was issued in December 1999 and under SAB 101 the company generally recognizes up-front payments, milestones and license fees over the term of the underlying agreement.

"Since the beginning of this year, we have made significant progress in several areas throughout the company," stated George A. Scangos, Ph.D., president and chief executive officer of Exelixis. "Our recent acquisition of Artemis Pharmaceuticals GmbH enhances our target identification and validation capabilities and expands our access to vertebrate model systems technologies. We also announced a strategic alliance with AVI BioPharma, Inc. for antisense drug discovery research and development to provide powerful tools for both Exelixis and Artemis to use in our zebrafish and other model systems. In the first quarter, we delivered targets to several of our partners and continued to move forward in our internal angiogenesis and oncology drug discovery programs."

Recent highlights include:
  Exelixis acquired Artemis Pharmaceuticals in a stock-for-stock transaction. Headquartered in Cologne, Germany, Artemis was a privately-held genetics and genomics company focused on the use of vertebrate model genetic systems such as mice and zebrafish as tools for drug discovery.
  Genoptera, LLC, Exelixis' joint venture with Bayer for the discovery of novel insecticides and nematicides, delivered to Bayer several additional novel insecticide targets and assays for development and high-throughput screening.
  Pharmacia accepted additional targets arising from the research collaboration with Exelixis in the field of Alzheimer's disease and metabolic syndrome.
  AVI BioPharma and Exelixis entered into a strategic alliance in which AVI will provide its proprietary morpholino-based antisense technology to Exelixis for use by both Exelixis and its Artemis subsidiary. The two companies will jointly own and Exelixis has an option to co-develop products that result from this strategic alliance.

Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be closed or entered into after March 31, 2001.

With respect to our corporate goals for the remainder of 2001, we continue to expect to achieve three new corporate collaborations, which includes two new pharmaceutical collaborations and one new agricultural collaboration and a significant portion of our planned growth in headcount and expenses for the remainder of the year will depend upon achieving these goals as well as the timing of those achievements.

With respect to financial expectations for the second quarter, including the results of operations of Artemis, Exelixis anticipates that revenues will increase in the range of 10-15% from the preceding quarter, and that expenses, excluding non-cash charges, will increase in the range of 20-25% from the first quarter levels.  These estimates for the quarter include anticipated revenues of approximately $0.3 million and expenses of approximately $1.7 million for the months of May and June 2001 for Artemis. As of March 31, 2001, Artemis had approximately $4.4 million in cash and $2.5 million in outstanding debt obligations.

Exelixis, Inc. is a leading life sciences biotechnology company focused on product development through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost effective way to move from DNA sequence data to knowledge about the function of genes and the proteins they encode. The company's technology is broadly applicable to all life sciences industries including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has partnerships with Aventis, Bayer, Pharmacia, Bristol-Myers Squibb and Dow AgroSciences and is building its internal development program in the area of oncology. For more information, please visit the company's web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation the matters discussed in the "Outlook" section. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in its forward-looking statements as a result of many factors, including Exelixis' ability to enter into new collaborations, continue existing collaborations, and receive milestones and royalties derived from future products developed from its research efforts; the rate of growth, if any, in license and contract revenues, the timing and level of expenses associated with the growth of proprietary programs and the ability to identify and develop compounds against proprietary cancer targets; the timing and expenses associated with the integration of Artemis; and the ability to successfully retain key Artemis employees and to combine Exelixis' and Artemis' operations, research programs, technology and personnel in a timely and efficient manner.  In addition, with respect to the goals through the remainder of 2001, Exelixis is unable to predict the timing of the entry into new collaborations, the achievement of the milestones, the number of targets that may result in milestone revenues, the magnitude of potential collaborations and whether or not Exelixis will successfully develop its own products. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Annual Report on Form 10-K for the year ended December 31, 2000 and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

NOTE: Exelixis, Artemis and the Exelixis logo are registered U.S. trademarks.

EXELIXIS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)

                                                          QUARTER ENDED
                                                            MARCH 31,
                                                      ---------------------
                                                         2001        2000
                                                      ---------- ----------
                                                            (unaudited)
Revenues:
  License                                                 $924       $931
  Contract and government grants                         6,810      5,020
                                                      ---------- ----------
    Total revenues                                       7,734      5,951
                                                      ---------- ----------

Operating expenses:
  Research and development                              15,647      7,679
  Selling, general and administrative                    3,552      2,287
  Amortization of goodwill and intangibles               1,050        -
  Stock compensation expense                             1,876      3,262
                                                      ---------- ----------
    Total operating expenses                            22,125     13,228
                                                      ---------- ----------
Loss from operations                                   (14,391)    (7,277)

Other income (expense):
  Interest and other income                              1,895        148
  Interest expense                                        (223)      (158)
                                                      ---------- ----------
    Total other income (expense)                         1,672        (10)

                                                      ---------- ----------
Net loss                                              ($12,719)   ($7,287)
                                                      ========== ==========
Net loss excluding non-cash charges for
  stock compensation and amortization of goodwill
  and intangibles                                       (9,793)    (4,025)
                                                      ========== ==========
Basic and diluted net loss per share
  excluding non-cash charges                            ($0.22)    ($0.68)
                                                      ========== ==========
Shares used in computing basic and diluted
  net loss per share excluding non-cash charges         44,372      5,905
                                                      ========== ==========
Pro forma basic and diluted net loss per share
  excluding non-cash charges (1)                        ($0.22)    ($0.14)
                                                      ========== ==========
Shares used in computing pro forma basic
  and diluted net loss per share
  excluding non-cash charges (1)                        44,372     28,783
                                                      ========== ==========

(1) Shares used in computing pro forma basic and diluted net loss per share include convertible stock using the if-converted method from the original date of issuance.

CONSOLIDATED BALANCE SHEET DATA
(In thousands)

                                                      March 31,  December 31,
                                                        2001       2000 (2)
                                                      --------- -------------
                                                     (unaudited)

Cash, cash equivalents & short term investments       $107,968   $112,552

Working capital                                         93,230     95,519

Total assets                                           196,053    204,914

Stockholders' equity                                   152,276    162,734

(2) Derived from the audited financial statements.